MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  June 24, 1999


     The Annual Meeting of Stockholders of MacroChem Corporation (the "Company"), a Delaware corporation, will be held on Thursday, June 24, 1999 at 10:00 a.m. at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts, for the following purposes:

         1. To elect six members of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

         2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1999.

         3.  To transact other business properly coming before the meeting.

     Stockholders owning Company shares at the close of business on May 7, 1999 are entitled to attend and vote at the meeting.

     We hope that all stockholders will be able to attend the meeting. To assure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the meeting. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY. A postage-prepaid envelope, addressed to American Stock Transfer & Trust Company, the Company's transfer agent and registrar, has been enclosed for your convenience. If you attend the meeting, you may vote your shares in person.

                                             By Order of the Board of Directors,


                                             WILLIAM P. JOHNSON
                                             SECRETARY
Lexington, Massachusetts
May 21, 1999

                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421



                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 24, 1999

     The enclosed proxy is solicited by the Board of Directors of MacroChem Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, June 24, 1999, and at any adjournment thereof.

     Stockholders of record at the close of business on May 7, 1999 will be entitled to vote at the meeting. On that date 22,219,884 shares of common stock of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. The Company has no other voting securities.

     Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. A stockholder may revoke a proxy at any time before it is exercised by written notice to the Company's Secretary prior to the meeting, or by giving to the Company's Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of the election as Directors of those persons named in the Proxy Statement, the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1999, and otherwise in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, who will receive no extra compensation for such services, may solicit proxies by telephone, telecopy, telegraph, or personal calls.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be properly presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board or Directors will be voted with respect thereto in accordance with the judgment of the persons named as the proxies therein.

     The Company's Annual Report to stockholders for the Company's fiscal year ended December 31, 1998 is being mailed together with Form 10-K and this Proxy Statement to all stockholders entitled to vote at the meeting. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about May 21, 1999.

QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with Delaware law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The six nominees for election as Directors at the meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected the Directors of the Company.

     The election inspectors will count the total number of votes cast "for" approval of Proposal No. 2 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposal Nos. 1 and 2.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors has set the number of Directors to be elected for the ensuing year at six. The six Directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2000 and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the Directors then remaining in office. Officers are elected by and serve at the pleasure of the Board of Directors.

     Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

     All of the nominees are currently Directors. The following table sets forth the year each nominee was elected a Director and the age, positions, and offices presently held by each nominee with the Company:

                               Year
                              Nominee
                               First
                             Became a
     Name             Age    Director         Position With Company
--------------------------------------------------------------------------------

Carlos M. Samour.......78      1981      Chairman of the Board of Directors
                                         and Scientific Director

Alvin J. Karloff.......67      1990      Chief Executive Officer, President and
                                         Director

Willard M. Bright .....85      1993      Director

Peter G. Martin........50      1995      Director

Stephen J. Riggi.......61      1996      Vice President, Operations and Director

Michael A. Davis.......58      1997      Director and Consultant

         The Board of Directors held four meetings during 1998. All the Company's current Directors attended at least 75 percent of the meetings of the Board of Directors and of those committees of which they were members that were held during 1998.

     There are two committees of the Board of Directors, an Audit Committee and a Compensation Committee. The Company does not have a nominating committee.

     Mr. Martin (Chairman), Dr. Bright and Dr. Davis serve as members of the Audit Committee, which was established for the purpose of (i) reviewing the Company's financial results and recommending the selection of the Company's independent auditors; (ii) reviewing the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls; and (iii) reviewing the scope of the audit, the fees charged by the independent auditors and any transactions which may involve a potential conflict of interest. The Audit Committee met four times during 1998.

     Dr. Bright (Chairman) and Mr. Martin serve on the Company's Compensation Committee. The Compensation Committee was established for the purpose of (i) determining the compensation of the Company's executive officers, (ii) making awards under the Company's stock option plans, and (iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met four times during 1998.

BACKGROUND

     The following is a brief summary of the background of each nominee for election as a Director of the Company:

     CARLOS M. SAMOUR, PH.D., the Company's Chairman of the Board of Directors and its Scientific Director, founded the Company in 1981. From 1958 until the formation of the Company, Dr. Samour was director of the corporate research laboratory at The Kendall Company, a general medical supply company, and its Lexington Laboratory after Kendall was acquired by Colgate-Palmolive Corporation in 1972. Dr. Samour is the inventor of many of the technologies under development by the Company and is responsible for managing research and product development activities. He received an M.S. from the Massachusetts Institute of Technology and a Ph.D. in organic chemistry from Boston University.

     ALVIN J. KARLOFF has served as the Company's Chief Executive Officer and President and as a Director since January 1990. In 1986, Mr. Karloff founded Medical and Scientific Enterprises, Inc., a privately held medical diagnostic equipment company, where he served as Chairman, Chief Executive Officer and President prior to joining the Company. Mr. Karloff was Director of Marketing for Medical Products with New England Nuclear ("NEN"), a Dupont company, from 1984 to 1985, and from 1969 to 1984, he served as Marketing Manager, Sales Manager, and in several other sales and marketing positions for NEN. Mr. Karloff received a B.S. from the University of Massachusetts.

     WILLARD M. BRIGHT, PH.D., has served as a Director of the Company since December 1992. Since 1982, Dr. Bright has served as a Director (from 1982 to July 1996 as Chairman of the Board of Directors) of Zoll Medical Corporation, a publicly held medical supply company. Since 1973, he has served as a Director of CSS Industries, Inc., a publicly held consumer products company. Prior to 1982, Dr. Bright served as President and Chief Executive Officer of The Kendall Company; as President of the Professional Products Division of Warner Lambert; as President of Boehringer Manheim Corporation USA, a manufacturer of medical products and biochemicals; and as President and Director of Curtiss-Wright Corp., a manufacturer of aerospace and industrial products. Dr. Bright received a B.S. and M.S. from the University of Toledo and a Ph.D. in physical chemistry from Harvard University.

     PETER G. MARTIN has served as a Director of the Company since 1995. Since 1990 Mr. Martin has been an independent investment banker and venture capitalist. Prior to 1990 he was a commercial banker. Mr. Martin is also a director of KFX, Inc., a public company that provides energy solutions, and DermaRx Corporation, a public company that provides wound care products and services. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased 1 million shares of the Company's Common Stock in 1995. Mr. Russell is no longer entitled to designate a Director of the Company. Mr. Martin received a B.A. and J.D. from Fordham University and an M.B.A. from Columbia University.

     STEPHEN J. RIGGI, PH.D., has served as the Company's Vice President, Operations since February 1996 and as a Director of the Company since August 1996. He was President and Chief Executive Officer of Telor Ophthalmic Pharmaceuticals, Inc. from 1989 until 1994. Dr. Riggi served in research and development positions with Lederle Laboratories from 1963 until 1974, and in research and development and operations positions with the Pennwalt Company Pharmaceutical Division, of which he became President in 1985. He is a graduate of the University of Tennessee School of Basic Medical Sciences, where he received master's and doctor's degrees in physiology and pharmacology.

     MICHAEL A. DAVIS, M.D., SC.D., has served as a Director of the Company since 1997. Since 1980 Dr. Davis has been Professor of Radiology and Nuclear Medicine and Director, Division of Radiologic Research, University of Massachusetts Medical School. Since 1982 Dr. Davis has been Adjunct Professor of Surgery at Tufts University School of Veterinary Medicine, and since 1986, Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. He has provided medical consulting services to the Company since 1991. He is also a director of EZ EM, Inc., a public company engaged in supplying oral radiographic contrast media, as well as medical devices. In addition, since February 1999 he has been President and Chief Executive Officer of Versailles Capital Corporation, a public company, and its wholly owned subsidiary, Amerimmune Inc., which is engaged in developing drugs relating to the immune system. Dr. Davis received a B.S. and M.S. from Worcester Polytechnic Institute, an S.M. and Sc.D. from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their positions with the Company are as follows:

     Name             Age       Position With Company
--------------------------------------------------------------------------------

Carlos M. Samour.......78  Chairman of the Board of Directors
                              and Scientific Director
Alvin J. Karloff.......67  Chief Executive Officer, President and Director
Stephen J. Riggi.......61  Vice President, Operations and Director
Paul J. Schechter......59  Vice President, Drug Development & Regulatory Affairs
William P. Johnson.....54  Treasurer and Secretary

     The following is a brief summary of the backgrounds of Dr. Schechter and Mr. Johnson. The backgrounds of the Company's other executive officers, Dr. Samour, Mr. Karloff and Dr. Riggi, are summarized above.

     PAUL J. SCHECHTER, M.D., PH.D., the Company's Vice President, Drug Development and Regulatory Affairs since May 1998, was from 1973 to 1990 with Merrell Dow Research Institute, where he attained the position of Vice President for Clinical Research. He went on to become Vice President of Fujisawa Pharmaceutical Company from 1990 to 1993. Most recently he served as Senior Vice President, Drug Development with Hybridon, Inc. from 1993 to 1997. Dr. Schechter holds an M.D. and Ph.D. in Pharmacology from the University of Chicago and a B.S. from Columbia University, College of Pharmacy.

     WILLIAM P. JOHNSON, Director of Finance of the Company since 1996, became Treasurer and Secretary of the Company in May 1998. From 1985 to 1989, Mr. Johnson was the Chief Financial Officer for Elscint, Inc. From 1989 to 1991 he was Chief Financial Officer at Collaborative Research, Inc., and from 1991 to 1993 served as its Senior Vice President and General Manager. From 1993 to 1994, Mr. Johnson was a General Consultant for Wellesley Partners, Ltd. He was Chief Financial Officer for USTelecenters, Inc. from 1994 through 1995. Prior to coming to the Company in 1996, Mr. Johnson was sole proprietor of Dekamel Consulting Services. Mr. Johnson holds an M.B.A. from Babson College and a B.S. in Accounting from Boston College.

                                 PROPOSAL NO. 2

                 ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the stockholders, the persons named in the enclosed proxy will vote to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1999. A representative of Deloitte & Touche LLP is expected to be present at the meeting, and will have the opportunity to make a statement and answer appropriate questions from stockholders.

                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of March 31, 1999, certain information concerning ownership of the Company's common stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, (ii) each of the Company's Directors, (iii) each of the executive officers named in the Summary Compensation Table under "Compensation of Officers and Directors" below and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

NAME AND ADDRESS                                NUMBER OF SHARES      PERCENTAGE
OF BENEFICIAL OWNER (1)                        BENEFICIALLY OWNED      OF CLASS
--------------------------------------------------------------------------------
Carlos M. and Pierrette E. Samour(2)......        1,459,400               6.6%
Alvin J. Karloff(2) ......................        1,080,000               4.9%
Willard M. Bright(2) .....................           76,800                *
Peter G. Martin(2) .......................           65,270                *
Stephen J. Riggi(2).......................          180,000                *
Michael A. Davis(2).......................           25,000                *
Paul J. Schechter(2)......................           60,000                *
Peter Janssen(3)..........................        1,476,411               6.6%
   1780 Route 106
   Muttontown, NY 11791
David H. Russell(4).......................        1,100,000               5.0%
   45 Park Place South, Suite 103
   Morristown, NJ  07960
All Directors and Officers as a Group
    (8 persons) (2).......................        3,013,136              13.6%
--------------------------------------------------------------------------------
* Less than one percent (1%).
(1) The address of Dr. Samour, Mrs. Samour, Mr. Karloff, Dr. Bright, Mr. Martin, Dr. Riggi, Dr. Davis and Dr. Schechter is c/o the Company, 110 Hartwell Avenue, Lexington, Massachusetts 02421.
(2) Includes the following number of shares issuable upon the exercise of stock options exercisable within 60 days: Dr. and Mrs. Samour-995,080; Mr. Karloff-1,080,000; Dr. Bright-50,000; Mr. Martin-30,000; Dr. Riggi-180,000;
     Dr. Davis-25,000; Dr. Schechter-60,000; Mr. Johnson-66,666.
(3) Includes 36,450 shares issuable upon the exercise of warrants held by Mr. Janssen, and 33,279 shares issuable upon exercise of a warrant owned by Janssen-Meyers Associates, L.P. ("Janssen-Meyers"). Mr. Janssen owns 50% of Janssen-Meyers and has voting and dispositive power over 50% of the shares beneficially owned by Janssen-Meyers.
(4) The 1,100,000 shares shown for Mr. Russell include 100,000 shares owned by Mr. Russell's wife, although Mr. Russell disclaims beneficial ownership of such 100,000 shares.

                     COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth the compensation earned by or paid or awarded to Dr. Samour, Mr. Karloff and Dr. Riggi during each of the three fiscal years ended December 31, 1998 and to Dr. Schechter during the fiscal year ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                    Annual Compensation                         Compensation Awards
---------------------------------------------------------------------------------------------------------------------
                                                                Other Annual    Securities Underlying     All Other
Name and Principal                        Salary      Bonus     Compensation           Options          Compensation
Position                     Year            $        $(1)          $(2)                  #                 $(5)
---------------------------------------------------------------------------------------------------------------------

Carlos M. Samour             1998        237,538     42,757        10,889             -----                5,000
     Chairman, Scientific    1997        198,749     35,775        10,894             -----                -----
     Director and Director   1996        185,000     33,300        10,959             280,000              -----

Alvin J. Karloff             1998        237,563     42,761        13,453             -----                5,000
     President, Chief        1997        198,749     35,775        13,046             -----                -----
     Executive Officer and   1996        185,000     33,300        13,140             240,000              -----
     Director

Stephen J. Riggi             1998        175,000     -----          1,175             -----                5,000
     Vice President,         1997        159,167     -----            490             -----                -----
     Operations and          1996(3)     133,557     -----            408             180,000              -----
     Director

Paul J. Schechter            1998(4)     116,667     -----            392             180,000              5,000
     Vice President,
     Drug Development
     & Regulatory Affairs

---------------------------------------------------------------------------------------------------------------------

(1) Since March 1992, Dr. Samour and Mr. Karloff have each received, in lieu of retirement benefits, annual payments equal to eighteen percent of their salaries.

(2) Includes amounts paid for taxable group term life insurance. Also includes for Dr. Samour and Mr. Karloff a monthly automobile allowance of $799, plus a health insurance benefit equal to the annual premium each individual pays under separate health insurance policies maintained by their former employers, which health insurance benefit is paid in lieu of any other health, medical or retirement benefits.

(3)  Dr. Riggi's employment commenced on February 12, 1996.

(4)  Dr. Schechter's employment commenced on May 1, 1998.

(5) Represents the dollar value of Company contributions to the Company's 401(k) Retirement Plan, which was established in 1998. Company contributions are made in its common stock.

STOCK OPTIONS

     The following table provides information concerning the grant of stock options during 1998 to Dr. Schechter (no stock options were granted during 1998 to Dr. Samour, Mr. Karloff or Dr. Riggi):

                        OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                                  --------------------------------------
                                                                             Potential
                                                                             Realizable
                                                                             Value
                                                                             at Assumed
                                                                             Annual Rates
                     Number of     % of Total                                of Stock Price
                     Securities    Options        Exercise                   Appreciation for
                     Underlying    Granted to     or Base                    Option Term
                     Options       Employees in   Price      Expiration     5%           10%
   Name              Granted (#)   Fiscal Year    ($/Sh)     Date           ($)          ($)
---------------------------------------------------------------------------------------------------

Paul J. Schechter    180,000(1)       31%         12.063     May 2008     1,365,000     3,460,000

(1) The option granted to Dr. Schechter was granted in May 1998 under the Company's 1994 Equity Incentive Plan at an exercise price of $12.063 per share. The option expires ten years from the date of grant and vests with respect to 60,000 shares in May in each of 1999, 2000 and 2001.

     The following table provides information concerning unexercised options held by Dr. Samour, Mr. Karloff, Dr. Riggi and Dr. Schechter as of December 31, 1998 (no options were exercised by these persons during the fiscal year ended December 31, 1998):

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                        Number of Securities               Value of
                             Underlying                   Unexercised
                            Unexercised                   In-The-Money
                            Options at                     Options at
                          Fiscal Year-End               Fiscal Year-End
                                #                            $(1)
-----------------------------------------------------------------------------
                           Exercisable/                   Exercisable/
Name                      Unexercisable                  Unexercisable
-----------------------------------------------------------------------------

Carlos M. Samour (2)      695,080/     NA             $2,250,000/     NA
Alvin J. Karloff        1,080,000/     NA             $6,960,000/     NA
Stephen J. Riggi          120,000/ 60,000               $308,000/154,000
Paul J. Schechter               0/180,000                     $0/      0
-----------------------------------------------------------------------------

(1) The value of Dr. Samour's, Mr. Karloff's, Dr. Riggi's and Dr. Schechter's in-the-money unexercised options at the end of the fiscal year ended December 31, 1998 was determined by multiplying the number of options held by the difference between the market price of the Common Stock underlying the options on December 31, 1998 ($8.438 per share) and the exercise price of the options granted.

(2) Does not include options to purchase 300,000 shares of Common Stock granted to Pierrette Samour, Dr. Samour's wife, of which he is deemed to have beneficial ownership. If such 300,000 options were included, Dr. Samour would be deemed to have had a total of 995,080 exercisable options as of December 31, 1998, the value of which would have been $4,105,000.

DIRECTORS' COMPENSATION

     Each non-employee Director of the Company receives compensation of $4,000 annually, $1,000 per meeting attended, $500 for each committee meeting attended, $300 per telephone meeting and reimbursement of travel expenses in connection with attending meetings of the Board of Directors. Dr. Bright receives additional Director compensation of $1,000 per month. Dr. Samour, Mr. Karloff and Dr. Riggi do not receive any additional compensation for their services as Directors. During 1998 each non-employee Director was granted stock options as follows: Dr. Bright - 30,000; Mr. Martin - 30,000; and Dr. Davis - 30,000. The options are all exercisable at $12.688 per share and vest as to 10,000 shares on each of May 22, 1999, May 22, 2000 and May 22, 2001.

     The Company currently compensates Dr. Davis at the rate of $3,000 per month for medical consulting services.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Company has entered into employment agreements of indefinite length effective as of November 1, 1992 with each of Dr. Samour and Mr. Karloff. Each agreement currently provides for annual compensation of $250,000. Each agreement also provides for a monthly automobile allowance of $500 net of taxes and a payment, in lieu of retirement benefits, equal to 18% of the individual's base salary. Further, each agreement provides for the payment of 12 months' salary in the event the individual is terminated without cause. In addition, each agreement precludes the individual from competing with the Company during his employment and for a period of one year thereafter, and from disclosing confidential information.

     The Company has entered into an employment agreement of indefinite length effective as of March 25, 1996 with Dr. Riggi. The agreement currently provides for annual compensation of $175,000 and for the payment of six months' salary in the event he is terminated without cause. In addition, the agreement precludes Dr. Riggi from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Dr. Bright (Chairman) and Mr. Martin.

     Notwithstanding anything to the contrary set forth in any of the previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 14 shall not be incorporated by reference into any such filings.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of Dr. Bright (Chairman) amd Mr. Martin. The Committee's responsibilities include determining the compensation of the Company's executive officers, making awards under the Company's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. Neither member of the Committee was an officer or employee of the Company during the year ended December 31, 1998.

     The Company's executive compensation programs reflect input from the Company's Chairman and from its Chief Executive Officer. The Compensation Committee reviews their proposals concerning executive compensation and makes a final determination concerning the scope and nature of compensation arrangements. The action of the Committee is reported to the Company's entire Board of Directors. It is the Company's current policy to establish, structure and administer compensation plans and arrangements so that the deductibility to the Company of such compensation will not be limited under Section 162(m) of the Internal Revenue Code.

CEO COMPENSATION

     During 1998, the Company and Mr. Karloff were parties to an employment agreement with a 1998 base salary of $225,000 from January 1 through June 30 and $250,000 thereafter, compared with a 1997 base salary of $200,000. The increases in 1998 were based on his accomplishments listed in the following paragraph. Under the contract, during 1998 Mr. Karloff also received payments equal to 18% of base salary in lieu of receiving certain benefits from the Company. These payments were not related to the Company's performance during the period.

     The 1998 base salaries of Mr. Karloff and Dr. Samour reflect the following accomplishments of Mr. Karloff and Dr. Samour during 1997. During the period, Mr. Karloff and Dr. Samour, among other things, facilitated exercise of the Class A and Class AA Warrants and Unit Purchase Options, resulting in net proceeds of approximately $18 million to the Company; negotiated the services of Lehman Brothers as the Company's investment bankers; restructured the Company's management team and arranged for hiring additional top-level personnel; expanded the Company's cGMP facilities, laboratories and offices at the same location with minimal inconvenience; and continued a major clinical trial of a topical formulation for treating erectile dysfunction. No specific weight was assigned to these accomplishments by the Compensation Committee.

EXECUTIVE OFFICERS' COMPENSATION

     The Company maintains compensation and incentive programs designed to motivate, retain and attract capable management. Dr. Samour and Dr. Riggi are also parties to employment contracts with the Company described elsewhere in the Proxy Statement. The compensation levels provided for in the Company's employment contracts with its executive officers are determined subjectively, but reflect consideration of the compensation levels of comparable companies, the achievements and potential of the officer and negotiations with the officer.

     Ongoing executive officer compensation is determined subjectively, in that the Chairman and the Chief Executive Officer provide recommendations to the Compensation Committee for the proposed remuneration of the Company's officers based on their perceptions of those individuals' performance against objectives jointly formulated by the Chairman, the Chief Executive Officer and the officers, any change in their functional responsibilities, their potential to contribute to the success of the Company and the compensation levels provided to officers of comparable companies. No specific weights have been assigned to these factors by the Committee.

     Officer compensation is generally composed of cash compensation and grants of options under the Company's stock option plans. Options generally vest over three years, in order to serve as a future incentive. There is no set formula for the award of stock options to individual executives. Factors considered in making option awards include prior grants to the officer, the importance of retaining the officer's services, the officer's potential to contribute to the success of the Company and the officer's past contributions to the Company.


Dated:  May 21, 1999                                     COMPENSATION COMMITTEE

                                                         Willard M. Bright
                                                         Peter G. Martin

PERFORMANCE GRAPH

     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on $100 invested in the Company's common stock for the five-year period from December 31, 1993 through December 31, 1998 with similar investments in the NASDAQ Stock Market (U.S.) Index of companies and a New Peer Group of four companies that provide services similar to those provided by the Company: Cellegy Pharmaceuticals, Inc., Noven Pharmaceuticals Inc., Theratech Inc. and Zonagen, Inc. The New Peer Group replaces the Old Peer Group used in the Company's Proxy Statement for the Annual Meeting of Stockholders held in 1998: ALZA Corporation, Cygnus Inc., Noven Pharmaceuticals Inc. and Theratech Inc. Cellegy Pharmaceuticals, Inc. and Zonagen, Inc. have been added because they closely resemble the Company in size, focus and character of their activities. ALZA Corporation and Cygnus Inc. have been deleted because they bear less of a resemblance to the Company in the size, focus and character of their activities.

                 COMARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG MACROCHEM CORPORATION, A NEW PEER GROUP,
           AN OLD PEER GROUP AND THE NASDAQ STOCK MARKET (U.S.) INDEX

                              12/93   12/94   12/95  12/96   12/97   12/98

MacroChem Corporation         $100    $52    $119    $193    $270    $250
New Peer Group(1)             $100    $81    $ 93    $106    $ 77    $ 90
Old Peer Group(2)             $100    $65    $ 94    $ 95    $106    $156
NASDAQ Stock Market (U.S.)    $100    $98    $138    $170    $208    $294
-----------------------------
(1) New Peer Group Companies: Cellegy Pharmaceuticals, Inc., Noven Pharmaceuticals Inc., Theratech Inc. and Zonagen, Inc.

(2) Old Peer Group Companies: ALZA Corporation, Cygnus Inc., Noven Pharmaceuticals Inc. and Theratech Inc.

                              STOCKHOLDER PROPOSALS

     In order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the proxy material for the Annual Meeting to be held in 2000, they must be received by the Company on or before January 21, 2000. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company.

     For proposals that stockholders intend to present at the Annual Meeting to be held in 2000 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of the Company of such intent by April 13, 2000, any proxy that management solicits for the Annual Meeting in 2000 will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

                              FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Company as of December 31, 1998 and 1997 and each year in the three-year period ended December 31, 1998 are contained in the Company's Annual Report on Form 10-K.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1998 all filing requirements applicable to its officers, directors, and such 10 percent beneficial owners were complied with, except that Peter Martin filed one late report covering an acquisition made during 1998.

                                  MISCELLANEOUS

     Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, EXCLUSIVE OF EXHIBITS, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MACROCHEM CORPORATION, 110 HARTWELL AVENUE, LEXINGTON, MASSACHUSETTS 02421, ATTENTION: DIRECTOR, INVESTOR RELATIONS.

                                             By Order of the Board of Directors,


Lexington, Massachusetts                     WILLIAM  P. JOHNSON
May 21, 1999                                 SECRETARY



     MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.